August 2022 Pricing Supplement Dated August 31, 2022 Registration Statement No. 333-263376 Filed pursuant to Rule 424(b)(2) (To Prospectus dated May 27, 2022 and Product Supplement dated May 27, 2022)

Structured Investments

Opportunities in U.S. and International Equities

Trigger Jump Securities with Auto-Callable Feature due September 3, 2027

$4,645,500 Based on the worst performing index of the Nasdaq-100 Index®, the Russell 2000® Index and the S&P 500® Index

Trigger Jump Securities with Auto-Callable Feature (the “securities”) do not guarantee the repayment of principal and do not provide for the regular payment of interest. Instead, if the closing levels of all of the underlying indices are equal to or greater than their respective call threshold levels on any determination date other than the final determination date, the securities will be automatically redeemed for an amount per security equal to (i) the stated principal amount plus (ii) the premium applicable to the related determination date. The premium increases the longer the securities are outstanding. If, however, on any determination date the closing level of any underlying index is less than its call threshold level, the securities will not be subject to an early redemption. If the securities have not previously been redeemed and the final index levels of each underlying index is equal to or greater than its respective call threshold level on the final determination date, UBS will pay you a cash payment at maturity per security equal to (i) the stated principal amount plus (ii) the premium applicable to the final determination date. If the securities have not previously been redeemed and the final index level of any underlying index is less than its respective call threshold level but the final index level of each underlying index is equal to or greater than 70% of their respective initial index level, which we refer to as the downside threshold levels on the final determination date, UBS will pay you a cash payment per security equal to the stated principal amount. If, however, the securities have not previously been redeemed and the final index level of any underlying index is less than its respective downside threshold level on the final determination date, UBS will pay you a cash payment per security that will be less than the stated principal amount, if anything, resulting in a percentage loss that is equal to the underlying return of the underlying index with the lowest underlying return as compared to the other underlying indices (the “worst performing underlying index”) over the term of the securities and, in extreme situations, you could lose all of your initial investment. Accordingly, the securities do not guarantee any return of principal at maturity. Investors will not participate in any appreciation of the underlying indices. Because all payments on the securities are based on the worst performing underlying index, a decline beyond the respective downside threshold level of any underlying index will result in a loss of a significant portion and, in extreme situations, all of your initial investment, even if any other underlying index appreciates or has not declined as much. These securities are for investors who are willing to risk their initial investment and seek an opportunity to earn a return at a potentially above-market rate in exchange for forgoing any current income and the risk of losing a significant portion and, in extreme situations, all of their initial investment at maturity. The securities are unsubordinated, unsecured debt obligations issued by UBS AG, and all payments on the securities are subject to the credit risk of UBS AG.

SUMMARY TERMS
Issuer:	UBS AG London Branch
Underlying indices:	Nasdaq-100 Index® (Bloomberg Ticker: “NDX”) Russell 2000® Index (Bloomberg Ticker: “RTY”) S&P 500® Index (Bloomberg Ticker: “SPX”)
Aggregate principal amount:	$4,645,500
Stated principal amount:	$10.00 per security
Issue price:	$10.00 per security (see “Commissions and issue price” below)
Pricing date:	August 31, 2022
Original issue date:

September 6, 2022 (3 business days after the pricing date). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days (T+2), unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the securities in the secondary market on any date prior to two business days before delivery of the securities will be required, by virtue of the fact that each security initially will settle in three business days (T+3), to specify alternative settlement arrangements to prevent a failed settlement of the secondary market trade.

Maturity date:

September 3, 2027, subject to postponement for certain market disruption events and as described under “General Terms of the Securities — Market Disruption Events” and “— Payment Dates — Maturity Date” in the accompanying product supplement.

Early redemption:

If, on any determination date other than the final determination date, the closing levels of all of the underlying indices are equal to or greater than their respective call threshold levels, the securities will be automatically redeemed for an early redemption amount on the first call payment date immediately following the related determination date.

Early redemption amount:	The early redemption amount will be an amount equal to (i) the stated principal amount plus (ii) the premium applicable to the related determination date.
Determination dates; premiums:	The premium applicable to each determination date are based on a return of 11.00% per annum and shall be as follows:
Determination dates	Premium (per security)	Determination dates	Premium (per security)
September 7, 2023 November 30, 2023 February 29, 2024 May 31, 2024 September 3, 2024 December 2, 2024 February 28, 2025 June 2, 2025 September 2, 2025	$1.100 $1.375 $1.650 $1.925 $2.200 $2.475 $2.750 $3.025 $3.300	December 1, 2025 March 2, 2026 June 1, 2026 August 31, 2026 November 30, 2026 March 1, 2027 June 1, 2027 August 31, 2027 (the “final determination date”)	$3.575 $3.850 $4.125 $4.400 $4.675 $4.950 $5.225 $5.500

Each determination date is subject to postponement for non-trading days and certain market disruption events (as described under “General Terms of the Securities — Valuation Dates”, “ — Final Valuation Date” and “— Market Disruption Events” in the accompanying product supplement).

Call payment dates:

September 12, 2023, December 5, 2023, March 5, 2024, June 5, 2024, September 6, 2024, December 5, 2024, March 5, 2025, June 5, 2025, September 5, 2025, December 4, 2025, March 5, 2026, June 4, 2026, September 3, 2026, December 3, 2026, March 4, 2027, June 4, 2027 and the maturity date, subject to postponement for non-business days and as described under “General Terms of the Securities — Payment Dates” and “— Maturity Date” in the accompanying product supplement.

Payment at maturity:	●If the securities have not previously been redeemed and the final index level of each underlying index is equal to or greater than its respective call threshold level:	(i) the stated principal amount plus (ii) the premium applicable to the final determination date.

●If the securities have not previously been redeemed and the final index level of any underlying index is less than its respective call threshold level but the final index level of each underlying index is equal to or greater than its respective downside threshold level:

the stated principal amount
●If the securities have not previously been redeemed and the final index level of any underlying index is less than its respective downside threshold level:	(i) the stated principal amount plus (ii) the stated principal amount times the underlying return of the worst performing underlying index.

If the securities have not previously been redeemed and the final index level of any underlying index is less than its respective downside threshold level, investors will lose a significant portion and, in extreme situations, all of their initial investment regardless of the performance of any other underlying index.

Underlying return:	The quotient, expressed as a percentage of the following formula: (final index level − initial index level) / initial index level
Initial index level:

12,272.03, which is the closing level of the Nasdaq-100 Index® on the pricing date

1,844.115, which is the closing level of the Russell 2000® Index on the pricing date

3,955.00, which is the closing level of the S&P 500® Index on the pricing date

Worst performing underlying index:	The underlying index with the lowest underlying return as compared to any other underlying index
Call threshold level:

12,272.03, which is equal to 100% of the initial index level of the Nasdaq-100 Index®

1,844.115, which is equal to 100% of the initial index level of the Russell 2000® Index

3,955.00, which is equal to 100% of the initial index level of the S&P 500® Index

Downside threshold level:

8,590.42, which is equal to 70% of the initial index level of the Nasdaq-100 Index®

1,290.881, which is equal to 70% of the initial index level of the Russell 2000® Index

2,768.50, which is equal to 70% of the initial index level of the S&P 500® Index

Final index level:	The closing level of each underlying index on the final determination date
CUSIP / ISIN:	90289U791 / US90289U7919
Listing:	The securities will not be listed or displayed on any securities exchange or any electronic communications network.
Calculation agent:	UBS Securities LLC
Commissions and issue price:	Price to Public(1)	Fees and Commissions(1)	Proceeds to Issuer
Per security	100.00%	2.75%(a) + 0.50%(b) 3.25%	96.75%
Total	$4,645,500.00	$150,978.75	$4,494,521.25

(1)  UBS Securities LLC has agreed to purchase from UBS AG the securities at the price to public less a fee of $0.325 per $10.00 stated principal amount of securities. UBS Securities LLC has agreed to resell all of the securities to Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”) at an underwriting discount, which reflects:

(a) a fixed sales commission of $0.275 per $10.00 stated principal amount of securities that Morgan Stanley Wealth Management sells and

(b) a fixed structuring fee of $0.05 per $10.00 stated principal amount of securities that Morgan Stanley Wealth Management sells,

each payable to Morgan Stanley Wealth Management. See “Supplemental information regarding plan of distribution (conflicts of interest); secondary markets (if any)”.

The estimated initial value of the securities as of the pricing date is $9.194. The estimated initial value of the securities was determined as of the close of the relevant markets on the date hereof by reference to UBS’ internal pricing models, inclusive of the internal funding rate. For more information about secondary market offers and the estimated initial value of the securities, see “Risk Factors — Estimated Value Considerations” and “— Risks Relating to Liquidity and Secondary Market Price Considerations” beginning on page 15 of this document.

The securities involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 13.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this document, the accompanying product supplement, the index supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

You should read this document together with the accompanying product supplement, index supplement and the accompanying prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.

Product supplement dated May 27, 2022 Index supplement dated May 27, 2022 Prospectus dated May 27, 2022

Trigger Jump Securities with Auto-Callable Feature due September 3, 2027

$4,645,500 Based on the worst performing index of the Nasdaq-100 Index®, the Russell 2000® Index and the S&P 500® Index

Additional Information About UBS and the Securities

UBS AG (“UBS”) has filed a registration statement (including a prospectus as supplemented by a product supplement) with the Securities and Exchange Commission (the “SEC”) for the securities to which this document relates. You should read these documents and any other documents relating to this offering that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents for free from the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC web site is 0001114446.

You may access these documents on the SEC website at www.sec.gov as follows:

Prospectus dated May 27, 2022: http://www.sec.gov/Archives/edgar/data/1114446/000119312522162430/d632731d424b3.htm
Index Supplement dated May 27, 2022: http://www.sec.gov/Archives/edgar/data/1114446/000183988222011632/ubs_index-supplement.htm
Product Supplement dated May 27, 2022: http://www.sec.gov/Archives/edgar/data/1114446/000183988222011628/ubs2000004208_424b2-04373.htm

References to “UBS”, “we”, “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this document, the “securities” refer to the Trigger Jump Securities with Auto-Callable Feature that are offered hereby. Also, references to the “accompanying prospectus” mean the UBS prospectus titled “Debt Securities and Warrants”, dated May 27, 2022, references to the “accompanying index supplement” mean the UBS index supplement, dated May 27, 2022 and references to the “accompanying product supplement” mean the UBS product supplement titled “Market-Linked Securities Product Supplement”, dated May 27, 2022.

You should rely only on the information incorporated by reference or provided in this document, the accompanying product supplement, index supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this document, the accompanying product supplement, the index supplement or the accompanying prospectus is accurate as of any date other than the date on the front of the document.

UBS reserves the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. In the event of any changes to the terms of the securities, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

In the event of any discrepancies between this document, the accompanying product supplement, the accompanying index supplement and the accompanying prospectus, the following hierarchy will govern: first, this document; second, the accompanying product supplement; third the index supplement; and finally, the accompanying prospectus.

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Trigger Jump Securities with Auto-Callable Feature due September 3, 2027

$4,645,500 Based on the worst performing index of the Nasdaq-100 Index®, the Russell 2000® Index and the S&P 500® Index

Investment Summary

The Trigger Jump Securities with Auto-Callable Feature due September 3, 2027 based on the worst performing index of the Nasdaq-100 Index®, the Russell 2000® Index and the S&P 500® Index, which we refer to as the securities, do not guarantee the repayment of principal and do not provide for the regular payment of interest. Instead, if the closing levels of all of the underlying indices are equal to or greater than their respective call threshold levels on any determination date other than the final determination date, the securities will be automatically redeemed for an early redemption amount per security equal to (i) the stated principal amount plus (ii) the premium applicable to the related determination date. The premium increases the longer the securities are outstanding and is based on a return of 11.00% per annum of the stated principal amount. If the securities have not previously been redeemed and the final index level of each underlying index is equal to or greater than its respective call threshold level on the final determination date, the payment due at maturity will be (i) the stated principal amount plus (ii) the premium applicable to the final determination date. If the securities have not previously been redeemed and the final index level of any underlying index is less than its respective call threshold level but the final index level of each underlying index is equal to or greater than 70% of their respective initial index levels, which we refer to as the downside threshold levels on the final determination date, the payment due at maturity will be the stated principal amount. If, however, the securities are not redeemed prior to maturity and the final index level of any underlying index is less than its respective downside threshold level, the payment due at maturity will be a cash payment that is less than the stated principal amount, if anything, resulting in a percentage loss that is equal to the underlying return of the worst performing underlying index, for an amount equal to (i) the stated principal amount plus (ii) the stated principal amount times the underlying return of the worst performing underlying index. The value of such cash payment will be less than 70% of the stated principal amount of the securities and could be zero. Investors in the securities must be willing to accept the risk of losing a significant portion and, in extreme situations, all of their initial investment. In addition, investors will not participate in any appreciation of the underlying indices.

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Trigger Jump Securities with Auto-Callable Feature due September 3, 2027

$4,645,500 Based on the worst performing index of the Nasdaq-100 Index®, the Russell 2000® Index and the S&P 500® Index

Key Investment Rationale

The securities offer the opportunity for investors to receive a premium that increases the longer the securities are outstanding and based on a return of 11.00% per annum of the stated principal amount if the closing levels of all of the underlying indices are equal to or greater than their respective call threshold levels on any determination date. If the closing levels of all of the underlying indices are equal to or greater than their respective call threshold levels on any determination date other than the final determination date, the securities will be redeemed prior to maturity for an early redemption amount equal to (i) the stated principal amount per security plus (ii) the premium applicable to the related determination date. If the securities have not previously been redeemed and the final index levels of each underlying index is equal to or greater than its respective call threshold level on the final determination date, UBS will pay you a cash payment at maturity per security equal to (i) the stated principal amount plus (ii) the premium applicable to the final determination date. If the securities have not previously been redeemed and the final index level of any underlying index is less than its respective call threshold level but the final index level of each underlying index is equal to or greater than its respective downside threshold level on the final determination date, UBS will pay you a cash payment per security equal to the stated principal amount. If, however, the securities have not previously been redeemed and the final index level of any underlying index is less than its respective downside threshold level, UBS will pay you a cash payment per security that will be less than the stated principal amount, if anything, resulting in a percentage loss that is equal to the worst performing underlying index over the term of the securities. The payment at maturity will vary depending on the final index levels, as follows:

Scenario 1

On any determination date other than the final determination date, the closing levels of all of the underlying indices are equal to or greater than their respective call threshold levels.

￭The securities will be automatically redeemed for an early redemption amount equal to (i) the stated principal amount plus (ii) the premium applicable to the related determination date. The premium increases the longer the securities are outstanding.

￭Investors will not participate in any appreciation of the underlying indices from their respective initial index levels.

Scenario 2

The securities are not automatically redeemed prior to maturity and the final index level of each underlying index is equal to or greater than their respective call threshold level on the final determination date.

￭The payment due at maturity will be (i) the stated principal amount plus (ii) the premium applicable to the final determination date.

￭Investors will not participate in any appreciation of the underlying indices from their respective initial index levels.

Scenario 3

The securities are not automatically redeemed prior to maturity and the final index level of any underlying index is less than its respective call threshold level but the final index level of each underlying index is equal to or greater than their respective downside threshold level on the final determination date.

￭The payment due at maturity will be the stated principal amount.

Scenario 4

The securities are not automatically redeemed prior to maturity and the final index level of any underlying index is less than its respective downside threshold level.

￭The payment due at maturity will be a cash payment that is less than the stated principal amount, if anything, resulting in a percentage loss that is equal to the underlying return of the worst performing underlying index, for an amount equal to (i) the stated principal amount plus (ii) the stated principal amount times the underlying return of the worst performing underlying index.

￭Investors will lose a significant portion and, in extreme situations, all of their initial investment in this scenario.

Investing in the securities involves significant risks. You may lose a significant portion and, in extreme situations, all of your initial investment. Any payment on the securities, including payments in respect of an early redemption or any repayment of principal provided at maturity, is dependent on the ability of UBS to satisfy its obligations when they come due. If UBS is unable to meet its obligations, you may not receive any amounts due to you under the securities and you could lose all of your initial investment.

The securities will not pay a premium if the closing level of any underlying index is less than its respective call threshold level on any determination date. The securities will not be subject to an early redemption if the closing level

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Trigger Jump Securities with Auto-Callable Feature due September 3, 2027

$4,645,500 Based on the worst performing index of the Nasdaq-100 Index®, the Russell 2000® Index and the S&P 500® Index

of any underlying index is less than its respective call threshold level on any determination date (other than the final determination date). If the securities are not redeemed prior to the final determination date, you will lose a significant portion and, in extreme situations, all of your initial investment at maturity if the final index level of any underlying index is less than its respective downside threshold level.

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Trigger Jump Securities with Auto-Callable Feature due September 3, 2027

$4,645,500 Based on the worst performing index of the Nasdaq-100 Index®, the Russell 2000® Index and the S&P 500® Index

Investor Suitability

The securities may be suitable for you if:

￭You fully understand the risks of an investment in the securities, including the risk of loss of all of your initial investment.

￭You can tolerate a loss of a significant portion or all of your initial investment and are willing to make an investment that may have the same downside market risk as a hypothetical direct investment in the worst performing underlying index or the stocks comprising such underlying index.

￭You understand and accept that an investment in the securities is linked to the worst performing underlying index and not a basket of the underlying indices and that you will be exposed to the market risk of each underlying index on each determination date.

￭You believe that the closing level of each underlying index will be equal to or greater than its respective call threshold level on a determination date other than the final determination date.

￭You believe that the final index level of each underlying index will be equal to or greater than its respective call threshold level on the final determination date.

￭You understand and are willing to accept that the risks of each underlying index are not mitigated by the performance of any other underlying index and you accept the risks of investing in securities with a return based on the worst performing underlying index.

￭You understand and accept that you will not participate in any appreciation in the level of any underlying index and that any potential positive return is limited to the premium.

￭You can tolerate fluctuations in the price of the securities prior to maturity that may be similar to or exceed the downside level fluctuations of the underlying indices.

￭You are willing to invest in the securities based on the call threshold levels, downside threshold levels and the premium applicable to each determination date specified on the cover hereof.

￭You are willing to forgo any dividends paid on the stocks comprising the underlying indices (the “index constituent stocks”) and you do not seek guaranteed current income from this investment.

￭You are willing to invest in securities that may be redeemed prior to the maturity date, you are otherwise willing to hold such securities to maturity, a term of approximately 5 years, and accept that there may be little or no secondary market for the securities.

￭You understand and are willing to accept the risks associated with the underlying indices.

￭You are willing to assume the credit risk of UBS for all payments under the securities, and you understand that if UBS defaults on its obligations you may not receive any amounts due to you including any repayment of principal.

￭You understand that the estimated initial value of the securities determined by our internal pricing models is lower than the issue price and that, should UBS Securities LLC or any affiliate make secondary markets for the securities, the price (not including their customary bid-ask spreads) will temporarily exceed the internal pricing model price.

The securities may not be suitable for you if:

￭You do not fully understand the risks of an investment in the securities, including the risk of loss of all of your initial investment.

￭You require an investment designed to provide a full return of principal at maturity.

￭You cannot tolerate a loss of a significant portion or all of your initial investment, or you are not willing to make an investment that may have the same downside market risk as a hypothetical direct investment in the worst performing underlying index or its index constituent stocks.

￭You do not understand or cannot accept that an investment in the securities is linked to the worst performing underlying index and not a basket of the underlying indices and that you will be exposed to the market risk of each underlying index on each determination date.

￭You believe that the closing level of any underlying index will decline during the term of the securities and is likely to be less than its respective call threshold level on each determination date other than the final determination date.

￭You believe that the final index level of any underlying index is likely to be less than its downside threshold level on the final determination date.

￭You do not understand or cannot accept that the risks of each underlying index are not mitigated by the performance of any other underlying index, or you cannot accept the risks of investing in securities with a return based on the worst performing underlying index.

￭You seek an investment that participates in the appreciation in the levels of the underlying indices or that has unlimited return potential.

￭You cannot tolerate fluctuations in the price of the securities prior to maturity that may be similar to or exceed the downside fluctuations of the underlying indices.

￭You are unwilling to invest in the securities based on the call threshold levels, downside threshold levels or the premium applicable to each determination date specified on the cover hereof.

￭You prefer to receive the dividends paid on the index constituent stocks or you seek guaranteed current income from this investment.

￭You are unable or unwilling to hold securities that may be redeemed prior to the maturity date, or you are otherwise unable or unwilling to hold such securities to maturity, a term of approximately 5 years, or you seek an investment for which there will be an active secondary market.

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Trigger Jump Securities with Auto-Callable Feature due September 3, 2027

$4,645,500 Based on the worst performing index of the Nasdaq-100 Index®, the Russell 2000® Index and the S&P 500® Index

￭You do not understand and are not willing to accept the risks associated with the underlying indices.

￭You are not willing to assume the credit risk of UBS for all payments under the securities, including any repayment of principal.

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Trigger Jump Securities with Auto-Callable Feature due September 3, 2027

$4,645,500 Based on the worst performing index of the Nasdaq-100 Index®, the Russell 2000® Index and the S&P 500® Index

How the Securities Work

The following diagrams illustrate the potential outcomes for the securities depending on (1) the closing levels and (2) the final index levels.

Diagram #1: Determination Dates Other Than the Final Determination Date

Diagram #2: Payment at Maturity if No Automatic Early Redemption Occurs

For more information about the payout upon an early redemption or at maturity in different hypothetical scenarios,

see “Hypothetical Examples” beginning on the following page.

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Trigger Jump Securities with Auto-Callable Feature due September 3, 2027

$4,645,500 Based on the worst performing index of the Nasdaq-100 Index®, the Russell 2000® Index and the S&P 500® Index

Hypothetical Examples

The below examples are based on the following terms and are purely hypothetical (the actual terms of your security are specified on the cover hereof; amounts may have been rounded for ease of analysis):

Hypothetical Initial Index Level: Underlying Index A: Underlying Index B: Underlying Index C:	13,000 1,800 4,000
Hypothetical Call Threshold Level: Underlying Index A: Underlying Index B: Underlying Index C:	13,000, which is 100% of the initial index level 1,800, which is 100% of the initial index level 4,000, which is 100% of the initial index level
Hypothetical Downside Threshold Level: Underlying Index A: Underlying Index B: Underlying Index C:	9,100, which is 70% of the initial index level 1,260, which is 70% of the initial index level 3,000, which is 70% of the initial index level

Hypothetical Premium:

1st Determination Date:

2nd Determination Date:

3rd Determination Date:

4th Determination Date:

5th Determination Date:

6th Determination Date:

7th Determination Date:

8th Determination Date:

9th Determination Date:

10th Determination Date:

11th Determination Date:

12th Determination Date:

13th Determination Date:

14th Determination Date:

15th Determination Date:

16th Determination Date:

Final Determination Date:

$1.100 per security

$1.375 per security

$1.650 per security

$1.925 per security

$2.200 per security

$2.475 per security

$2.750 per security

$3.025 per security

$3.300 per security

$3.575 per security

$3.850 per security

$4.125 per security

$4.400 per security

$4.675 per security

$4.950 per security

$5.225 per security

$5.500 per security

Stated Principal Amount:	$10.00 per security

In Example 1 and 2, the closing levels of the underlying indices fluctuate over the term of the securities and the closing levels of all of the underlying indices are equal to or greater than their respective hypothetical call threshold levels on a determination date prior to the final determination date, and, consequently, the securities are automatically redeemed on the related call payment date. In Examples 3, 4 and 5, the closing level of at least one underlying index on each of the determination dates prior to the final determination date is less than its respective call threshold level, and, consequently, the securities are not automatically redeemed prior to, and remain outstanding until, maturity.

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Trigger Jump Securities with Auto-Callable Feature due September 3, 2027

$4,645,500 Based on the worst performing index of the Nasdaq-100 Index®, the Russell 2000® Index and the S&P 500® Index

	Example 1					Example 2
Determination Dates	Hypothetical Closing Level Underlying Index A	Hypothetical Closing Level Underlying Index B	Hypothetical Closing Level Underlying Index C	Premium	Early Redemption Amount	Hypothetical Closing Level Underlying Index A	Hypothetical Closing Level Underlying Index B	Hypothetical Closing Level Underlying Index C	Premium	Early Redemption Amount
#1	14,000 (at or above call threshold level)	2,000 (at or above call threshold level)	4,000 (at or above call threshold level)	—*	$11.10	12,000 (below call threshold level)	1,700 (below call threshold level)	3,900 (below call threshold level)	N/A	N/A
#2	N/A	N/A	N/A	N/A	N/A	12,800 (below call threshold level)	1,670 (below call threshold level)	4,100 (at or above call threshold level)	N/A	N/A
#3	N/A	N/A	N/A	N/A	N/A	13,600 (at or above call threshold level)	2,160 (at or above call threshold level)	4,800 (at or above call threshold level)	—*	$11.65
#4 - #16	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Final Determination Date	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Payment at Maturity	N/A					N/A

* The early redemption amount includes the unpaid premium with respect to the determination date on which the closing levels for the underlying indices are equal to or greater than their respective call threshold levels and the securities are redeemed as a result.

￭In Example 1, the securities are automatically redeemed following the first determination date as the closing levels of all of the underlying indices on such determination date are equal to or greater than their respective call threshold levels. Because the closing levels of all of the underlying indices on the first determination date are equal to or greater than their respective call threshold levels, the securities are automatically redeemed early. Following the first determination date, you receive an early redemption amount, calculated as follows:

Stated Principal Amount + Premium applicable to First Determination Date = $10.00 + $1.10 = $11.10

In this example, the early redemption feature limits the term of your investment to approximately 12 months and you may not be able to reinvest at comparable terms or returns. If the securities are redeemed early, you will not receive any further payments. Your total return per security in this example is $11.10 (a total return of 11.00% on the securities).

￭In Example 2, the securities are automatically redeemed following the third determination date as the closing levels of all of the underlying indices on the third determination date are equal to or greater than their respective call threshold levels. As the closing levels of all of the underlying indices on the third determination date are equal to or greater than their respective call threshold levels, the securities are automatically redeemed early. Following the third determination date, you receive an early redemption amount, calculated as follows:

Stated Principal Amount + Premium applicable to Third Determination Date = $10.00 + $1.65 = $11.65

In this example, the early redemption feature limits the term of your investment to approximately 18 months and you may not be able to reinvest at comparable terms or returns. If the securities are redeemed early, you will not receive any further payments. Your total return per security in this example is $11.65 (a total return of 16.50% on the securities).

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Examples 3 and 4 illustrate the payment at maturity per security based on the final index level of the worst performing underlying index.

	Example 3					Example 4
Determination Dates	Hypothetical Closing Level Underlying Index A	Hypothetical Closing Level Underlying Index B	Hypothetical Closing Level Underlying Index C	Premium	Early Redemption Amount	Hypothetical Closing Level Underlying Index A	Hypothetical Closing Level Underlying Index B	Hypothetical Closing Level Underlying Index C	Premium	Early Redemption Amount
#1	12,850 (below call threshold level)	1,660 (below call threshold level)	3,840 (below call threshold level)	N/A	N/A	12,700 (below call threshold level)	1,770 (below call threshold level)	3,800 (below call threshold level)	N/A	N/A
#2	12,900 (below call threshold level)	1,700 (below call threshold level)	3,730 (below call threshold level)	N/A	N/A	12,840 (below call threshold level)	1,600 (below call threshold level)	4,300 (at or above call threshold level)	N/A	N/A
#3	12,750 (below call threshold level)	1,900 (at or above call threshold level)	4,400 (at or above call threshold level)	N/A	N/A	12,960 (below call threshold level)	2,000 (at or above call threshold level)	4,500 (at or above call threshold level)	N/A	N/A
#4 - #16	Various (all below call threshold level)	Various (all at or above call threshold level)	Various (all below call threshold level)	N/A	N/A	Various (all at or above call threshold level)	Various (all below call threshold level)	Various (all below call threshold level)	N/A	N/A
Final Determination Date	14,000 (at or above call threshold level)	1,880 (at or above call threshold level)	4,120 (at or above call threshold level)	—*	N/A	12,200 (below call threshold level; at or above downside threshold level)	1,800 (at or above call threshold level and downside threshold level)	4,100 (at or above call threshold level and downside threshold level)	N/A	N/A
Payment at Maturity	$15.50					$10.00

*The final premium, if any, will be paid at maturity.

￭In Example 3, on each determination date prior to the final determination date, the closing level of at least one of the underlying indices is less than its respective call threshold level. As a result, the securities are not redeemed and you do not receive the premium or early redemption amount following that determination date. Because the closing level of each underlying index is equal to or greater than its respective call threshold level on the final determination date, at maturity, you receive the stated principal amount plus the premium applicable to the final determination date. Your payment at maturity is calculated as follows:

Stated Principal Amount + Premium applicable to Final Determination Date = $10.00 + $5.50 = $15.50

In this example, you receive the stated principal amount per security plus the premium applicable to the final determination date, equal to a total payment of $15.50 per security at maturity. Your total return per security in this example is $15.50 (a total return of 55.00% on the securities).

￭In Example 4, on the determination dates prior to the final determination date, the closing level of at least one of the underlying indices is less than its respective call threshold level. As a result, the securities are not redeemed and you do not receive the premium or early redemption amount following that determination date. Because the closing level of at least one underlying index is less than its respective call threshold level but the final index level of each underlying index is equal to or greater than its respective downside threshold level on the final determination date, at maturity, you receive the stated principal amount of $10.00.

In this example, you receive the stated principal amount per security of $10.00 per security at maturity. Your total return per security in this example is $10.00 (a total return of 0.00% on the securities).

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Example 5
Determination Dates	Hypothetical Closing Level Underlying Index A	Hypothetical Closing Level Underlying Index B	Hypothetical Closing Level Underlying Index C	Premium	Early Redemption Amount
#1	12,700 (below call threshold level)	1,770 (below call threshold level)	3,800 (below call threshold level)	N/A	N/A
#2	12,840 (below call threshold level)	1,600 (below call threshold level)	3,800 (below call threshold level)	N/A	N/A
#3	12,960 (below call threshold level)	2,000 (at or above call threshold level)	4,300 (at or above call threshold level)	N/A	N/A
#4 - #16	Various (all at or above call threshold level)	Various (all below call threshold level)	Various (all below call threshold level)	N/A	N/A
Final Determination Date	5,200 (below downside threshold level)	1,300 (below call threshold level; at or above downside threshold level)	3,100 (below call threshold level; at or above downside threshold level)	N/A	N/A
Payment at Maturity	$4.00

￭In Example 5, on each of the determination dates prior to the final determination date, the closing level of at least one of the underlying indices is less than its respective call threshold level. As a result, the securities are not redeemed and you do not receive the premium or early redemption amount following that determination date. Furthermore, because the final index level of at least one of the underlying indices is less than its downside threshold level on the final determination date, you are fully exposed to the decline in the worst performing underlying index. Your payment at maturity is calculated as follows:

$10.00 + ($10.00 × Underlying Return of the Worst Performing Underlying Index)

= $10.00 + ($10.00 × -60.00%)

 = $4.00

In this example, because the final index level of the worst performing underlying index represents a 60.00% decline, you will receive a total cash payment per security at maturity equal to $4.00 (a loss of 60.00% on the securities).

We make no representation or warranty as to which of the underlying indices will be the worst performing underlying index for the purposes of calculating your actual payment at maturity.

Investing in the securities involves significant risks. The securities differ from ordinary debt securities in that UBS is not necessarily obligated to repay the full amount of your initial investment. If the securities are not redeemed prior to the final determination date, you may lose a significant portion and, in extreme situations, all of your initial investment. Specifically, if the securities are not redeemed prior to maturity and the final index level of any underlying index is less than its respective downside threshold level, UBS will pay you a cash payment per security that will be less than the stated principal amount, if anything, resulting in a percentage loss that is equal to the underlying return of the worst performing underlying index over the term of the securities.

The securities will not pay a premium if the closing level of any underlying index is less than its respective call threshold level on any determination date. The securities will not be subject to an early redemption if the closing level of any underlying index is less than its respective call threshold level on any determination date.

You will be exposed to the market risk of each underlying index on each determination date (including the final determination date) and any decline in the level of one underlying index may negatively affect your return and will not be offset or mitigated by a lesser decline or any potential increase in the level of any other underlying index. Any payment to be made on the securities, including any repayment of principal, depends on the ability of UBS to satisfy its obligations as they come due. If UBS were to default on its payment obligations you may not receive any amounts owed to you under the securities and you could lose all of your initial investment.

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Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the securities. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying product supplement. We urge you to consult your investment, legal, tax, accounting and other advisors concerning an investment in the securities.

Risks Relating to Return Characteristics

￭Risk of loss at maturity. The securities differ from ordinary debt securities in that UBS will not necessarily repay the stated principal amount of the securities at maturity. If the securities are not redeemed prior to maturity, UBS will repay you the stated principal amount of your securities in cash only if the final index levels of all of the underlying indices are equal to or greater than their respective downside threshold levels and will only make such payment at maturity. If the securities are not redeemed prior to maturity and the final index level of any underlying index is less than its respective downside threshold level, you will lose a significant percentage or all of your principal amount equal to the underlying return of the worst performing underlying index.

￭Contingent repayment of stated principal amount only at maturity. If your securities are not redeemed prior to maturity, you should be willing to hold your securities to maturity. If you are able to sell your securities prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the then-current levels of all of the underlying indices are equal to or greater than their respective call threshold levels.

￭No interest payments. UBS will not pay any interest with respect to the securities.

￭Higher premiums are generally associated with a greater risk of loss. Greater expected volatility with respect to, and lower expected correlation among, the underlying indices generally reflects a higher expectation as of the pricing date that the closing level of any of the underlying indices could be less than its respective call threshold level on any determination date other than the final determination date and/or its respective downside threshold level on the final determination date. “Volatility” refers to the frequency and magnitude of changes in the level of an underlying index. This greater expected risk will generally be reflected in higher premiums for that security. However, while the premiums are set on the pricing date based, in part, on the correlations of the underlying indices and each underlying index’s volatility calculated using our internal models, an underlying index’s volatility, and the correlation of the underlying indices, can change significantly over the term of the securities. The level of any underlying index for your securities could fall sharply, which could result in the loss of a significant portion or all of your initial investment

￭Reinvestment risk. The securities will be redeemed prior to maturity if the closing levels of all of the underlying indices are equal to or greater than their call threshold levels on any determination date and you will not receive any more premiums after the related call payment date. Conversely, the securities will not be subject to an early redemption when the closing level of any one of the underlying indices is less than its call threshold level on any determination date, which generally coincides with a period of greater risk of principal loss on your securities. The securities could be redeemed as early as the first call payment date. In the event that the securities are redeemed prior to maturity, there is no guarantee that you will be able to reinvest the proceeds from an investment in the securities at a comparable rate of return for a similar level of risk. In addition, to the extent you are able to reinvest such proceeds in an investment comparable to the securities, you will incur transaction costs and the original issue price for such an investment is likely to include certain built‑in costs such as dealer discounts and hedging costs.

￭Your potential return on the securities is limited to any premium and you will not participate in any appreciation of any underlying index. The return potential of the securities is limited to the pre-specified premiums, regardless of the appreciation of the underlying indices. Because the premium increases the longer the securities have been outstanding, the premium payable with respect to earlier determination dates is less than the premium payable with respect to later determination dates. If the securities are not redeemed prior to maturity and the final index level of any underlying index is less than its downside threshold level on the final determination date, you will be subject to the depreciation in the level of the worst performing underlying index even though you cannot participate in any appreciation in the levels of the underlying indices. As a result, the return on an investment in the securities could be less than the return on a direct investment in any or all of the index constituent stocks.

￭Because the securities are linked to the performance of more than one underlying index, there is an increased probability that you will not receive a premium on a determination date and that you will lose a significant portion or all of your initial investment. The risk that you will not receive a premium and that you will lose a significant portion or all of your initial investment in the securities is greater if you invest in the securities as opposed to securities that are linked to the performance of a single underlying index if their terms are otherwise substantially similar. With a greater total number of underlying indices, it is more likely that the closing level or the final index level, as applicable, of any underlying index will be less than its call threshold level and/or downside threshold level. Therefore, it is more likely that you will receive an amount in cash which is worth less than your stated principal amount on the maturity date. In addition, if the performances of the underlying indices are not correlated to each other, the risk that the closing level or the final index level, as applicable, of any underlying index is less than its respective call threshold level or downside threshold level is even greater.

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Risks Relating to Characteristics of the Underlying Indices

￭Market risk. The return on the securities, which may be negative, is linked to the performance of each underlying index and indirectly linked to the value of the index constituent stocks. The level of each underlying index can rise or fall sharply due to factors specific to such underlying index or its index constituent stocks, such as stock or commodity price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market or commodity market volatility and levels, interest rates and economic and political conditions. Recently, the coronavirus infection has caused volatility in the global financial markets and a slowdown in the global economy. Coronavirus or any other communicable disease or infection may adversely affect the issuers of the index constituent stocks (the “index constituent stock issuers”) and, therefore, the underlying indices. You, as an investor in the securities, should make your own investigation into the index constituent stock issuers and the underlying indices.

￭You are exposed to the market risk of each underlying index. Your return on the securities is not linked to a basket consisting of the underlying indices. Rather, it will be contingent upon the performance of each underlying index. Unlike an instrument with a return linked to a basket of indices, common stocks or other underlying assets, in which risk is mitigated and diversified among all of the components of the basket, you will be exposed equally to the risks related to each underlying index. Poor performance by any one underlying index may negatively affect your return and will not be offset or mitigated by the performance of any other underlying index. Accordingly, your investment is subject to the market risk of each underlying index.

￭There can be no assurance that the investment view implicit in the securities will be successful. It is impossible to predict whether and the extent to which the levels of the underlying indices will rise or fall and there can be no assurance that the closing level of each underlying index will be equal to or greater than its call threshold level on any determination date, or, if the securities are not redeemed prior to maturity, that the final index level of each underlying index will be equal to or greater than its downside threshold level. The levels of the underlying indices will be influenced by complex and interrelated political, economic, financial and other factors that affect the index constituent stock issuers. You should be willing to accept the risks associated with the relevant markets tracked by each underlying index in general and each index’s index constituent stocks in particular, and the risk of losing a significant portion or all of your initial investment.

￭Changes affecting the underlying indices could have an adverse effect on the value of the securities. The policies of each index sponsor as specified under “Information About the Underlying Indices” (together, the “index sponsors”), concerning additions, deletions and substitutions of the index constituent stocks and the manner in which the index sponsor takes account of certain changes affecting those index constituent stocks may adversely affect the levels of the underlying indices. The policies of the index sponsors with respect to the calculation of the underlying indices could also adversely affect the levels of the underlying indices. The index sponsors may discontinue or suspend calculation or dissemination of the underlying indices. An index sponsor may discontinue or suspend calculation or dissemination of its underlying index. Further, indices like the underlying indices have been, and continue to be, the subject of regulatory guidance and proposal for reform, including the European Union’s Regulation (EU) 2016/1011. The occurrence of a benchmark event (as defined in the accompanying product supplement under “General Terms of the Securities — Discontinuance of, Adjustments to, or Benchmark Event or Change in Law Affecting an Underlying Index; Alteration of Method of Calculation”), such as the failure of a benchmark (an underlying index) or the administrator (an index sponsor) or user of a benchmark (such as UBS) to comply with the authorization, equivalence or other requirements of the benchmarks regulation, may result in the discontinuation of the relevant benchmark or a prohibition on its use. If these or other events occur, then the calculation agent may select a successor index, reference a replacement basket or use an alternative method of calculation, in each case, in a manner it considers appropriate, or, if it determines that no successor index, replacement basket or alternative method of calculation would be comparable to the original underlying index, it may deem the closing level of the original underlying index on the trading day immediately prior to the date of such event to be its closing level on each applicable date. Such events and the potential adjustments are described further in the accompanying product supplement under “General Terms of the Securities — Discontinuance of, Adjustments to, or Benchmark Event or Change in Law Affecting an Underlying Index; Alteration of Method of Calculation”. Notwithstanding the ability of the calculation agent to make any of the foregoing adjustments, any such change or event could adversely affect the market value of, and return on, the securities. Any such actions could have an adverse effect on the value of, and any amounts payable on, the securities.

￭There is no affiliation between the respective index sponsors and UBS, and UBS is not responsible for any disclosure by such index sponsor. We or our affiliates may currently, or from time to time engage in business with the index sponsors. However, we and our affiliates are not affiliated with the sponsor of any underlying index and have no ability to control or predict their actions. You, as an investor in the securities, should conduct your own independent investigation of the relevant index sponsor and each underlying index for your securities. No index sponsor is involved in the securities offered hereby in any way and has no obligation of any sort with respect to your securities. The relevant index sponsor has no obligation to take your interests into consideration for any reason, including when taking any actions that might affect the value of, and any amounts payable on, your securities.

￭The underlying indices reflect price return, not total return. The return on your securities is based on the performance of the underlying indices, which reflect the changes in the market prices of the index constituent stocks. It is not, however, linked to a “total

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return” index or strategy, which, in addition to reflecting those price returns, would also reflect any dividends paid on the index constituent stocks. The return on your securities will not include such a total return feature or dividend component.

￭The securities are subject to risks associated with non-U.S. securities. The securities are subject to risks associated with non-U.S. securities because the Nasdaq-100 Index® is comprised, in part, of non-U.S. companies. Market developments may affect non-U.S. markets differently from U.S. securities markets and direct or indirect government intervention to stabilize these non-U.S. markets, as well as cross shareholdings in non-U.S. companies, may affect trading prices and volumes in those markets. Securities issued by non-U.S. companies are subject to political, economic, financial and social factors that may be unique to the particular country. These factors, which could negatively affect the applicable index constituent stocks include the possibility of recent or future changes in the non-U.S. government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other non-U.S. laws or restrictions applicable to non-U.S. companies or investments in non-U.S. equity securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, certain aspects of a particular non-U.S. economy may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

￭The securities are subject to small-capitalization stock risks. The securities are linked to the Russell 2000® Index, which is comprised of index constituent stocks issued by small-capitalization companies and, therefore, are subject to risks associated with small-capitalization companies. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies and therefore the underlying index may be more volatile than an index of which a greater percentage of its index constituent stocks are issued by large-capitalization companies. Stock prices of small-capitalization companies are also more vulnerable than those of large-capitalization companies to adverse business and economic developments, and the stocks of small-capitalization companies may be thinly traded. In addition, small-capitalization companies are typically less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Small-capitalization companies are often given less analyst coverage and may be in early, and less predictable, periods of their corporate existences. Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products.

Estimated Value Considerations

￭The issue price you pay for the securities exceeds their estimated initial value. The issue price you pay for the securities exceeds their estimated initial value as of the pricing date due to the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and other costs and projected profits. As of the close of the relevant markets on the pricing date, we have determined the estimated initial value of the securities by reference to our internal pricing models and the estimated initial value of the securities is set forth in this pricing supplement. The pricing models used to determine the estimated initial value of the securities incorporate certain variables, including the levels of the underlying indices, volatility of the underlying indices, the correlation of the underlying indices, any dividends paid on the index constituent stocks, prevailing interest rates, the term of the securities and our internal funding rate. Our internal funding rate is typically lower than the rate we would pay to issue conventional fixed or floating rate debt securities of a similar term. The underwriting discount, hedging costs, issuance and other costs, projected profits and the difference in rates will reduce the economic value of the securities to you. Due to these factors, the estimated initial value of the securities as of the pricing date is less than the issue price you pay for the securities.

￭The estimated initial value is a theoretical price and the actual price that you may be able to sell your securities in any secondary market (if any) at any time after the pricing date may differ from the estimated initial value. The value of your securities at any time will vary based on many factors, including the factors described above and in “— Risks Relating to Characteristics of the Underlying Indices — Market risk” above and is impossible to predict. Furthermore, the pricing models that we use are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, after the pricing date, if you attempt to sell the securities in the secondary market, the actual value you would receive may differ, perhaps materially, from the estimated initial value of the securities determined by reference to our internal pricing models. The estimated initial value of the securities does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your securities in any secondary market at any time.

￭Our actual profits may be greater or less than the differential between the estimated initial value and the issue price of the securities as of the pricing date. We may determine the economic terms of the securities, as well as hedge our obligations, at least in part, prior to the pricing date. In addition, there may be ongoing costs to us to maintain and/or adjust any hedges and such hedges are often imperfect. Therefore, our actual profits (or potentially, losses) in issuing the securities cannot be determined as of the pricing date and any such differential between the estimated initial value and the issue price of the securities as of the pricing date does not reflect our actual profits. Ultimately, our actual profits will be known only at the maturity of the securities.

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Risks Relating to Liquidity and Secondary Market Price Considerations

￭There may be little or no secondary market for the securities. The securities will not be listed or displayed on any securities exchange or any electronic communications network. UBS Securities LLC and its affiliates intend, but are not required, to make a market for the securities and may stop making a market at any time. If you are able to sell your securities prior to maturity, you may have to sell them at a substantial loss. Furthermore, there can be no assurance that a secondary market for the securities will develop. The estimated initial value of the securities does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your securities in any secondary market at any time.

￭The price at which UBS Securities LLC and its affiliates may offer to buy the securities in the secondary market (if any) may be greater than UBS’ valuation of the securities at that time, greater than any other secondary market prices provided by unaffiliated dealers (if any) and, depending on your broker, greater than the valuation provided on your customer account statements. For a limited period of time following the issuance of the securities, UBS Securities LLC or its affiliates may offer to buy or sell such securities at a price that exceeds (i) our valuation of the securities at that time based on our internal pricing models, (ii) any secondary market prices provided by unaffiliated dealers (if any) and (iii) depending on your broker, the valuation provided on customer account statements. The price that UBS Securities LLC may initially offer to buy such securities following issuance will exceed the valuations indicated by our internal pricing models due to the inclusion for a limited period of time of the aggregate value of the underwriting discount, hedging costs, issuance costs and theoretical projected trading profit. The portion of such amounts included in our price will decline to zero on a straight line basis over a period ending no later than the date specified under “Supplemental information regarding plan of distribution (conflicts of interest); secondary markets (if any)” Thereafter, if UBS Securities LLC or an affiliate makes secondary markets in the securities, it will do so at prices that reflect our estimated value determined by reference to our internal pricing models at that time. The temporary positive differential relative to our internal pricing models arises from requests from and arrangements made by UBS Securities LLC with the selling agents of structured debt securities such as the securities. As described above, UBS Securities LLC and its affiliates are not required to make a market for the securities and may stop making a market at any time. The price at which UBS Securities LLC or an affiliate may make secondary markets at any time (if at all) will also reflect its then current bid-ask spread for similar sized trades of structured debt securities. UBS Securities LLC reflects this temporary positive differential on its customer statements. Investors should inquire as to the valuation provided on customer account statements provided by unaffiliated dealers.

￭Price of securities prior to maturity. The market price of the securities will be influenced by many unpredictable and interrelated factors, including the levels of the underlying indices; the correlation of the underlying indices; the volatility of the underlying indices; any dividends paid on the index constituent stocks; the time remaining to the maturity of the securities; interest rates in the markets; geopolitical conditions and economic, financial, political, force majeure and regulatory or judicial events; the creditworthiness of UBS and the then current bid-ask spread for the securities.

￭Impact of fees and the use of internal funding rates rather than secondary market credit spreads on secondary market prices. All other things being equal, the use of the internal funding rates described above under “— Estimated Value Considerations” as well as the inclusion in the issue price of the underwriting discount, hedging costs, issuance and other costs and any projected profits are, subject to the temporary mitigating effect of UBS Securities LLC’s and its affiliates’ market making premium, expected to reduce the price at which you may be able to sell the securities in any secondary market.

Risks Relating to Hedging Activities and Conflicts of Interest

￭Potential conflict of interest. UBS and its affiliates may engage in business with any index constituent stock issuer, which may present a conflict between the obligations of UBS and you, as a holder of the securities. There are also potential conflicts of interest between you and the calculation agent, which will be an affiliate of UBS and which will make potentially subjective judgments. The calculation agent will determine whether the securities are subject to an early redemption and the payment at maturity of the securities, if any, based on observed closing levels of the underlying indices. The calculation agent can postpone the determination of the initial index level, closing level or final index level of any underlying index (and therefore the related call payment date or maturity date, as applicable) if a market disruption event occurs and is continuing, on the pricing date, any determination date or the final determination date, respectively.

As UBS determines the economic terms of the securities, including the premium applicable to each determination date, call threshold levels and downside threshold levels, and such terms include the underwriting discount, hedging costs, issuance and other costs and projected profits, the securities represent a package of economic terms. There are other potential conflicts of interest insofar as an investor could potentially get better economic terms if that investor entered into exchange-traded and/or OTC derivatives or other instruments with third parties, assuming that such instruments were available and the investor had the ability to assemble and enter into such instruments. Furthermore, given that UBS Securities LLC and its affiliates temporarily maintain a market making premium, it may have the effect of discouraging UBS Securities LLC and its affiliates from recommending sale of your securities in the secondary market.

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￭Potentially inconsistent research, opinions or recommendations by UBS. UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of, and any amounts payable on, the securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the securities and the underlying indices to which the securities are linked.

￭Potential UBS impact on an underlying index or index constituent stock. Trading or transactions by UBS and/or its affiliates in an underlying index or any index constituent stock, listed and/or over the counter options, futures, exchange-traded funds or other instruments with return linked to the performance of that underlying index or any index constituent stock, may adversely affect the market price(s) or level(s) of that underlying index on any determination date or the final determination date and, therefore, the market value of the securities and any payout to you of any premium or at maturity.

Risks Relating to General Credit Characteristics

￭Credit risk of UBS. The securities are unsubordinated, unsecured debt obligations of UBS and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the securities, including any repayment of principal at maturity, depends on the ability of UBS to satisfy its obligations as they come due. As a result, UBS’ actual and perceived creditworthiness may affect the market value of the securities. If UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the securities and you could lose all of your initial investment.

￭The securities are not bank deposits. An investment in the securities carries risks which are very different from the risk profile of a bank deposit placed with UBS or its affiliates. The securities have different yield and/or return, liquidity and risk profiles and would not benefit from any protection provided to deposits.

￭If UBS experiences financial difficulties, FINMA has the power to open restructuring or liquidation proceedings in respect of, and/or impose protective measures in relation to, UBS, which proceedings or measures may have a material adverse effect on the terms and market value of the securities and/or the ability of UBS to make payments thereunder. The Swiss Financial Market Supervisory Authority (“FINMA”) has broad statutory powers to take measures and actions in relation to UBS if (i) it concludes that there is justified concern that UBS is over-indebted or has serious liquidity problems or (ii) UBS fails to fulfill the applicable capital adequacy requirements (whether on a standalone or consolidated basis) after expiry of a deadline set by FINMA. If one of these pre-requisites is met, FINMA is authorized to open restructuring proceedings or liquidation (bankruptcy) proceedings in respect of, and/or impose protective measures in relation to, UBS. The Swiss Banking Act grants significant discretion to FINMA in connection with the aforementioned proceedings and measures. In particular, a broad variety of protective measures may be imposed by FINMA, including a bank moratorium or a maturity postponement, which measures may be ordered by FINMA either on a stand-alone basis or in connection with restructuring or liquidation proceedings. The resolution regime of the Swiss Banking Act is further detailed in Ordinance of 30 August 2012 of FINMA on the Insolvency of Banks and Securities Dealers, as amended (the “Swiss Banking Insolvency Ordinance”). In restructuring proceedings, FINMA, as resolution authority, is competent to approve the resolution plan. The resolution plan may, among other things, provide for (a) the transfer of all or a portion of UBS’ assets, debts, other liabilities and contracts (which may or may not include the contractual relationship between UBS and the holders of securities) to another entity, (b) a stay (for a maximum of two business days) on the termination of contracts to which UBS is a party, and/or the exercise of (w) rights to terminate, (x) netting rights, (y) rights to enforce or dispose of collateral or (z) rights to transfer claims, liabilities or collateral under contracts to which UBS is a party, (c) the conversion of UBS’ debt and/or other obligations, including its obligations under the securities, into equity (a “debt-to-equity” swap), and/or (d) the partial or full write-off of obligations owed by UBS (a “write-off”), including its obligations under the securities. The Swiss Banking Insolvency Ordinance provides that a debt-to-equity swap and/or a write-off of debt and other obligations (including the securities) may take place only after (i) all debt instruments issued by UBS qualifying as additional tier 1 capital or tier 2 capital have been converted into equity or written-off, as applicable, and (ii) the existing equity of UBS has been fully cancelled. While the Swiss Banking Insolvency Ordinance does not expressly address the order in which a write-off of debt instruments other than debt instruments qualifying as additional tier 1 capital or tier 2 capital should occur, it states that debt-to-equity swaps should occur in the following order: first, all subordinated claims not qualifying as regulatory capital; second, all other claims not excluded by law from a debt-to-equity swap (other than deposits); and third, deposits (in excess of the amount privileged by law). However, given the broad discretion granted to FINMA as the resolution authority, any restructuring plan in respect of UBS could provide that the claims under or in connection with the securities will be partially or fully converted into equity or written-off, while preserving other obligations of UBS that rank pari passu with, or even junior to, UBS’ obligations under the securities. Consequently, the exercise of any such powers by FINMA or any suggestion of any such exercise could materially adversely affect the rights of holders of the securities, the price or value of their investment in the securities and/or the ability of UBS to satisfy its obligations under the securities and could lead to holders losing some or all of their investment in the securities. In the case of restructuring proceedings with respect to a systemically important Swiss bank (such as UBS), the creditors whose claims are affected by the restructuring plan will not have a right to vote on, reject, or seek the suspension of the restructuring plan. In addition, if a restructuring plan has been approved by FINMA, the rights of a creditor to seek judicial review of the restructuring plan (e.g., on the

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Trigger Jump Securities with Auto-Callable Feature due September 3, 2027

$4,645,500 Based on the worst performing index of the Nasdaq-100 Index®, the Russell 2000® Index and the S&P 500® Index

grounds that the plan would unduly prejudice the rights of holders of securities or otherwise be in violation of the Swiss Banking Act) are very limited. In particular, a court may not suspend the implementation of the restructuring plan. Furthermore, even if a creditor successfully challenges the restructuring plan, the court can only require the relevant creditor to be compensated ex post and there is currently no guidance as to on what basis such compensation would be calculated or how it would be funded.

Risks Relating to U.S. Federal Income Taxation

￭Uncertain tax treatment. Significant aspects of the tax treatment of the securities are uncertain. You should consult your tax advisor about your tax situation. See “Tax Considerations” herein and “Material U.S. Federal Income Tax Consequences”, including the section “— Securities Treated as Prepaid Derivatives or Prepaid Forwards”, in the accompanying product supplement.

August 2022 Page 18

Trigger Jump Securities with Auto-Callable Feature due September 3, 2027

$4,645,500 Based on the worst performing index of the Nasdaq-100 Index®, the Russell 2000® Index and the S&P 500® Index

Information About the Underlying Indices

All disclosures contained in this document regarding each underlying index for the securities are derived from publicly available information. UBS has not conducted any independent review or due diligence of any publicly available information with respect to any underlying index. You should make your own investigation into each underlying index.

Included on the following pages is a brief description of each underlying index. This information has been obtained from publicly available sources. Set forth below is a table that provides the quarterly closing high and quarterly closing low for each underlying index. The information given below is for the specified calendar quarters. We obtained the closing level information set forth below from Bloomberg Professional® service (“Bloomberg”), without independent verification. You should not take the historical levels of each underlying index as an indication of future performance.

Nasdaq-100 Index®

We have derived all information regarding the Nasdaq-100 Index® (“NDX”) contained in this document, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by The Nasdaq OMX Group, Inc. and its affiliates (collectively, “Nasdaq OMX”) (its “index sponsor” or “Nasdaq OMX”).

NDX is published by Nasdaq OMX, but Nasdaq OMX has no obligation to continue to publish NDX, and may discontinue publication of NDX at any time. NDX is determined, comprised and calculated by Nasdaq OMX without regard to this instrument.

As discussed more fully in the index supplement under the heading “Underlying Indices and Underlying Index Publishers – Nasdaq-100 Index®”, NDX includes 100 of the largest domestic and international non-financial securities listed on the Nasdaq Stock Market® (“Nasdaq”) based on market capitalization. NDX includes companies across major industry groups including computer hardware and software, telecommunications, retail and wholesale trade, and biotechnology, but does not contain securities of financial companies, including investment companies.

NDX is calculated under a modified capitalization-weighted methodology. The methodology is expected to retain in general the economic attributes of capitalization-weighting while providing enhanced diversification. To accomplish this, Nasdaq OMX will review the composition of NDX on a quarterly basis and adjust the weightings of Index components using a proprietary algorithm, if certain pre-established weight distribution requirements are not met.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this document or any document incorporated herein by reference. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying index.

Information as of market close on August 31, 2022:

Bloomberg Ticker Symbol:	NDX <Index>	52 Week High (on November 19, 2021):	16,573.34
Current Index Level:	12,272.03	52 Week Low (on June 16, 2022):	11,127.57
52 Weeks Ago (on August 31, 2021):	15,582.51

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Trigger Jump Securities with Auto-Callable Feature due September 3, 2027

$4,645,500 Based on the worst performing index of the Nasdaq-100 Index®, the Russell 2000® Index and the S&P 500® Index

Historical Information

The table below sets forth the published high and low closing levels, as well as end-of-quarter closing level, of the underlying index for the specified period. The closing level of the underlying index on August 31, 2022 was 12,272.03. The dotted lines represent its downside threshold level of 8,590.42 and its call threshold level of 12,272.03, which are equal to 70% and 100%, respectively, of its initial index level. We obtained the information in the table below from Bloomberg without independent verification. UBS has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. The historical performance of the underlying index should not be taken as an indication of its future performance, and no assurance can be given as to the closing level of the underlying index at any time, including the determination dates.

Nasdaq-100 Index®	High	Low	Period End
2018
First Quarter	7,131.12	6,306.10	6,581.13
Second Quarter	7,280.71	6,390.84	7,040.80
Third Quarter	7,660.18	7,014.55	7,627.65
Fourth Quarter	7,645.45	5,899.35	6,329.96
2019
First Quarter	7,493.27	6,147.13	7,378.77
Second Quarter	7,845.73	6,978.02	7,671.08
Third Quarter	8,016.95	7,415.69	7,749.45
Fourth Quarter	8,778.31	7,550.79	8,733.07
2020
First Quarter	9,718.73	6,994.29	7,813.50
Second Quarter	10,209.82	7,486.29	10,156.85
Third Quarter	12,420.54	10,279.25	11,418.06
Fourth Quarter	12,888.28	11,052.95	12,888.28
2021
First Quarter	13,807.70	12,299.08	13,091.44
Second Quarter	14,572.75	13,001.63	14,554.80
Third Quarter	15,675.76	14,549.09	14,689.62
Fourth Quarter	16,573.34	14,472.12	16,320.08
2022
First Quarter	16,501.77	13,046.64	14,838.49
Second Quarter	15,159.58	11,127.57	11,503.72
Third Quarter (through August 31, 2022)	13,667.18	11,585.68	12,272.03

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Trigger Jump Securities with Auto-Callable Feature due September 3, 2027

$4,645,500 Based on the worst performing index of the Nasdaq-100 Index®, the Russell 2000® Index and the S&P 500® Index

Nasdaq-100 Index® – Daily Closing Levels January 1, 2012 to August 31, 2022

18,000
16,000
14,000
12,000
10,000
8,000
6,000
4,000
2,000
0
Jan-2012
Jan-2013
Jan-2014
Jan-2015
Jan-2016
Jan-2017
Jan-2018
Jan-2019
Jan-2020
Jan-2021
Jan-2022

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Trigger Jump Securities with Auto-Callable Feature due September 3, 2027

$4,645,500 Based on the worst performing index of the Nasdaq-100 Index®, the Russell 2000® Index and the S&P 500® Index

Russell 2000® Index

We have derived all information regarding the Russell 2000® Index (“RTY”) contained in this document, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by the Frank Russell Company (the “index sponsor” or “FTSE Russell”).

RTY is published by FTSE Russell, but FTSE Russell has no obligation to continue to publish RTY, and may discontinue publication of RTY at any time. RTY is determined, comprised and calculated by FTSE Russell without regard to this instrument.

As discussed more fully in the index supplement under the heading “Underlying Indices and Underlying Index Publishers – Russell 2000 Index,” RTY measures the composite price performance of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 3000® Index is composed of the 3,000 largest United States companies by market capitalization and represents approximately 98% of the market capitalization of the United States equity market. Select information regarding top constituents and industry and/or sector weightings may be made available by the index sponsor on its website. RTY’s value is calculated by adding the market values of the underlying constituents and then dividing the derived total market capitalization by the “adjusted” capitalization of RTY on the base date of December 31, 1986.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this document or any document incorporated herein by reference. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying index.

Information as of market close on August 31, 2022:

Bloomberg Ticker Symbol:	RTY <Index>	52 Week High (on November 8, 2021):	2,442.742
Current Index Level:	1,844.115	52 Week Low (on June 16, 2022):	1,649.836
52 Weeks Ago (on August 31, 2021):	2,273.774

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Trigger Jump Securities with Auto-Callable Feature due September 3, 2027

$4,645,500 Based on the worst performing index of the Nasdaq-100 Index®, the Russell 2000® Index and the S&P 500® Index

Historical Information

The table below sets forth the published high and low closing levels, as well as end-of-quarter closing level, of the underlying index for the specified period. The closing level of the underlying index on August 31, 2022 was 1,844.115. The associated graph shows the closing levels of the underlying index for each day from January 1, 2012 to August 31, 2022. The dotted lines represent its downside threshold level of 1,290.881 and its call threshold level of 1,844.115, which are equal to 70% and 100%, respectively, of its initial index level. We obtained the information in the table below from Bloomberg without independent verification. UBS has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. The historical performance of the underlying index should not be taken as an indication of its future performance, and no assurance can be given as to the closing level of the underlying index at any time, including the determination dates.

Russell 2000® Index	High	Low	Period End
2018
First Quarter	1,610.706	1,463.793	1,529.427
Second Quarter	1,706.985	1,492.531	1,643.069
Third Quarter	1,740.753	1,653.132	1,696.571
Fourth Quarter	1,672.992	1,266.925	1,348.559
2019
First Quarter	1,590.062	1,330.831	1,539.739
Second Quarter	1,614.976	1,465.487	1,566.572
Third Quarter	1,585.599	1,456.039	1,523.373
Fourth Quarter	1,678.010	1,472.598	1,668.469
2020
First Quarter	1,705.215	991.160	1,153.103
Second Quarter	1,536.895	1,052.053	1,441.365
Third Quarter	1,592.287	1,398.920	1,507.692
Fourth Quarter	2,007.104	1,531.202	1,974.855
2021
First Quarter	2,360.168	1,945.914	2,220.519
Second Quarter	2,343.758	2,135.139	2,310.549
Third Quarter	2,329.359	2,130.680	2,204.372
Fourth Quarter	2,442.742	2,139.875	2,245.313
2022
First Quarter	2,272.557	1,931.288	2,070.125
Second Quarter	2,095.440	1,649.836	1,707.990
Third Quarter (through August 31, 2022)	2,021.346	1,707.505	1,844.115

August 2022 Page 23

Trigger Jump Securities with Auto-Callable Feature due September 3, 2027

$4,645,500 Based on the worst performing index of the Nasdaq-100 Index®, the Russell 2000® Index and the S&P 500® Index

Russell 2000® Index – Daily Closing Levels January 1, 2012 to August 31, 2022

3,000
2,500
2,000
1,500
1,000
500
0
Jan-2012
Jan-2013
Jan-2014
Jan-2015
Jan-2016
Jan-2017
Jan-2018
Jan-2019
Jan-2020
Jan-2021
Jan-2022

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Trigger Jump Securities with Auto-Callable Feature due September 3, 2027

$4,645,500 Based on the worst performing index of the Nasdaq-100 Index®, the Russell 2000® Index and the S&P 500® Index

S&P 500® Index

We have derived all information regarding the S&P 500® Index (“SPX”) contained in this document, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by S&P Dow Jones Indices LLC (its “index sponsor” or “S&P Dow Jones”).

SPX is published by S&P Dow Jones, but S&P Dow Jones has no obligation to continue to publish SPX, and may discontinue publication of SPX at any time. SPX is determined, comprised and calculated by S&P Dow Jones without regard to this instrument.

As discussed more fully in the index supplement under the heading “Underlying Indices and Underlying Index Publishers — S&P 500® Index”, SPX is intended to provide an indication of the pattern of common stock price movement. The calculation of the value of SPX is based on the relative value of the aggregate market value of the common stock of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. Select information regarding top constituents and industry and/or sector weightings may be made available by the index sponsor on its website.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this document or any document incorporated herein by reference. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying index.

Information as of market close on August 31, 2022:

Bloomberg Ticker Symbol:	SPX <Index>	52 Week High (on January 3, 2022):	4,796.56
Current Index Level:	3,955.00	52 Week Low (on June 16, 2022):	3,666.77
52 Weeks Ago (on August 31, 2021):	4,522.68

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Trigger Jump Securities with Auto-Callable Feature due September 3, 2027

$4,645,500 Based on the worst performing index of the Nasdaq-100 Index®, the Russell 2000® Index and the S&P 500® Index

Historical Information

The table below sets forth the published high and low closing levels, as well as end-of-quarter closing level, of the underlying index for the specified period. The closing level of the underlying index on August 31, 2022 was 3,955.00. The associated graph shows the closing levels of the underlying index for each day from January 1, 2012 to August 31, 2022. The dotted lines represent its downside threshold level of 2,768.50 and its call threshold level of 3,955.00, which are equal to 70% and 100%, respectively, of its initial index level. We obtained the information in the table below from Bloomberg without independent verification. UBS has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. The historical performance of the underlying index should not be taken as an indication of its future performance, and no assurance can be given as to the closing level of the underlying index at any time, including the determination dates.

S&P 500® Index	High	Low	Period End
2018
First Quarter	2,872.87	2,581.00	2,640.87
Second Quarter	2,786.85	2,581.88	2,718.37
Third Quarter	2,930.75	2,713.22	2,913.98
Fourth Quarter	2,925.51	2,351.10	2,506.85
2019
First Quarter	2,854.88	2,447.89	2,834.40
Second Quarter	2,954.18	2,744.45	2,941.76
Third Quarter	3,025.86	2,840.60	2,976.74
Fourth Quarter	3,240.02	2,887.61	3,230.78
2020
First Quarter	3,386.15	2,237.40	2,584.59
Second Quarter	3,232.39	2,470.50	3,100.29
Third Quarter	3,580.84	3,115.86	3,363.00
Fourth Quarter	3,756.07	3,269.96	3,756.07
2021
First Quarter	3,974.54	3,700.65	3,972.89
Second Quarter	4,297.50	4,019.87	4,297.50
Third Quarter	4,536.95	4,258.49	4,307.54
Fourth Quarter	4,793.06	4,300.46	4,766.18
2022
First Quarter	4,796.56	4,170.70	4,530.41
Second Quarter	4,582.64	3,666.77	3,785.38
Third Quarter (through August 31, 2022)	4,305.20	3,790.38	3,955.00

August 2022 Page 26

Trigger Jump Securities with Auto-Callable Feature due September 3, 2027

$4,645,500 Based on the worst performing index of the Nasdaq-100 Index®, the Russell 2000® Index and the S&P 500® Index

S&P 500® Index – Daily Closing Levels January 1, 2012 to August 31, 2022

6,000
5,000
4,000
3,000
2,000
1,000
0
Jan-2012
Jan-2013
Jan-2014
Jan-2015
Jan-2016
Jan-2017
Jan-2018
Jan-2019
Jan-2020
Jan-2021
Jan-2022

This document relates only to the securities offered hereby and does not relate to the underlying indices or other securities linked to the underlying indices. We have derived all disclosures contained in this document regarding the underlying indices from the publicly available documents described in the preceding paragraphs. In connection with the offering of the securities, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to the underlying indices.

Neither the issuer nor any of its affiliates makes any representation to you as to the performance of the underlying indices.

August 2022 Page 27

Trigger Jump Securities with Auto-Callable Feature due September 3, 2027

$4,645,500 Based on the worst performing index of the Nasdaq-100 Index®, the Russell 2000® Index and the S&P 500® Index

Additional Information About the Securities

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional Provisions:
Record date:

The record date for each call payment date shall be the date one business day prior to such scheduled call payment date; provided, however, that any premium payable at maturity or upon early redemption shall be payable to the person to whom the payment at maturity or early redemption amount, as the case may be, shall be payable.

Trustee:	U.S. Bank Trust National Association
Calculation agent:	UBS Securities LLC
Tax considerations:

The U.S. federal income tax consequences of your investment in the securities are uncertain. There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the securities. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Material U.S. Federal Income Tax Consequences”, including the section “— Securities Treated as Prepaid Derivatives or Prepaid Forwards”, in the accompanying product supplement and to discuss the tax consequences of your particular situation with your tax advisor. This discussion is based upon the U.S. Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed U.S. Department of the Treasury (the “Treasury”) regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and non-U.S. laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of your investment in the securities, and the following discussion is not binding on the IRS.

U.S. Tax Treatment. Pursuant to the terms of the securities, UBS and you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to characterize the securities as prepaid derivative contracts with respect to the underlying indices. If your securities are so treated, you should generally recognize capital gain or loss upon the taxable disposition of your securities in an amount equal to the difference between the amount you receive at such time and the amount you paid for your securities. Such gain or loss should generally be long-term capital gain or loss if you have held your securities for more than one year (otherwise such gain or loss should be short-term capital gain or loss). The deductibility of capital losses is subject to limitations.

Based on certain factual representations received from us, our special U.S. tax counsel, Cadwalader, Wickersham & Taft LLP, is of the opinion that it would be reasonable to treat your securities in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the securities, it is possible that your securities could alternatively be treated for tax purposes as a single contingent payment debt instrument, or pursuant to some other characterization, such that the timing and character of your income from the securities could differ materially and adversely from the treatment described above, as described further under “Material U.S. Federal Income Tax Consequences”, including the section “— Securities Treated as Prepaid Derivatives or Prepaid Forwards”, in the accompanying product supplement unless and until such time as the IRS and the Treasury determine that some other treatment is more appropriate.

Section 1297. We will not attempt to ascertain whether any index constituent stock issuer would be treated as a “passive foreign investment company” (a “PFIC”) within the meaning of Section 1297 of the Code. If any such entity were so treated, certain adverse U.S. federal income tax consequences might apply upon the taxable disposition of a security. U.S. holders should refer to information filed with the SEC or the equivalent governmental authority by such entities and consult their tax advisors regarding the possible consequences to them if any such entity is or becomes a PFIC.

Except to the extent otherwise required by law, UBS intends to treat your securities for U.S. federal income tax purposes in accordance with the treatment described above and under “Material U.S. Federal Income Tax Consequences”, including the section “— Securities Treated as Prepaid Derivatives or Prepaid Forwards”, in the accompanying product supplement unless and until such time as the IRS and the Treasury determine that some other treatment is more appropriate.

Notice 2008-2. In 2007, the IRS released a notice that may affect the taxation of holders of the securities. According to Notice 2008-2, the IRS and the Treasury are actively considering whether the holder of an instrument such as the securities should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the securities will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The IRS and the Treasury are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital and whether non-U.S. holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Code should be applied to such instruments. Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the significance, and potential impact, of the above considerations.

Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates or certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” which may include any income or

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Trigger Jump Securities with Auto-Callable Feature due September 3, 2027

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gain realized with respect to the securities, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return or the dollar amount at which the highest tax bracket begins for an estate or trust. The 3.8% Medicare tax is determined in a different manner than the income tax. U.S. holders should consult their tax advisors as to the consequences of the 3.8% Medicare tax.

Specified Foreign Financial Assets. Certain U.S. holders that own “specified foreign financial assets” in excess of an applicable threshold may be subject to reporting obligations with respect to such assets with their tax returns, especially if such assets are held outside the custody of a U.S. financial institution. U.S. holders are urged to consult their tax advisors as to the application of this legislation to their ownership of the securities.

Non-U.S. Holders. Subject to Section 871(m) of the Code and “FATCA”, discussed below, if you are a non-U.S. holder you should generally not be subject to U.S. withholding tax with respect to payments on your securities or to generally applicable information reporting and backup withholding requirements with respect to payments on your securities if you comply with certain certification and identification requirements as to your non-U.S. status (by providing us (and/or the applicable withholding agent) with a fully completed and duly executed applicable IRS Form W-8). Subject to Section 897 of the Code, and Section 871(m) of the Code, discussed herein, gain realized from the taxable disposition of a security generally should not be subject to U.S. tax unless (i) such gain is effectively connected with a trade or business conducted by the non-U.S. holder in the U.S., (ii) the non-U.S. holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of such taxable disposition and certain other conditions are satisfied or (iii) the non-U.S. holder has certain other present or former connections with the U.S.

Section 897. We will not attempt to ascertain whether any index constituent stock issuer would be treated as a “United States real property holding corporation” (“USRPHC”) within the meaning of Section 897 of the Code. We also have not attempted to determine whether the securities should be treated as “United States real property interests” (“USRPI”) as defined in Section 897 of the Code. If any such entity and the securities were so treated, certain adverse U.S. federal income tax consequences could possibly apply, including subjecting any gain to a non-U.S. holder in respect of the securities upon a taxable disposition of the securities to the U.S. federal income tax on a net basis, and the proceeds from such a taxable disposition may be subject to a 15% withholding tax. Non-U.S. holders should consult their tax advisors regarding the potential treatment of any index constituent stock issuer as a USRPHC and the securities as USRPI.

Section 871(m). A 30% withholding tax (which may be reduced by an applicable income tax treaty) is imposed under Section 871(m) of the Code on certain “dividend equivalents” paid or deemed paid to a non-U.S. holder with respect to a “specified equity-linked instrument” that references one or more dividend-paying U.S. equity securities or indices containing U.S. equity securities. The withholding tax can apply even if the instrument does not provide for payments that reference dividends. Treasury regulations provide that the withholding tax applies to all dividend equivalents paid or deemed paid on specified equity-linked instruments that have a delta of one (“delta-one specified equity-linked instruments”) issued after 2016 and to all dividend equivalents paid or deemed paid on all other specified equity-linked instruments issued after 2017. However, the IRS has issued guidance that states that the Treasury and the IRS intend to amend the effective dates of the Treasury regulations to provide that withholding on dividend equivalents paid or deemed paid will not apply to specified equity-linked instruments that are not delta-one specified equity-linked instruments and are issued before January 1, 2025.

Based on our determination that the securities are not “delta-one” with respect to any underlying index or any index constituent stock, our special U.S. tax counsel is of the opinion that the securities should not be delta-one specified equity-linked instruments and thus should not be subject to withholding on dividend equivalents. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Furthermore, the application of Section 871(m) of the Code will depend on our determinations made on the date the terms of the securities are set. If withholding is required, we will not make payments of any additional amounts.

Nevertheless, after the date the terms are set, it is possible that your securities could be deemed to be reissued for tax purposes upon the occurrence of certain events affecting the underlying indices, index constituent stocks or your securities, and following such occurrence your securities could be treated as delta-one specified equity-linked instruments that are subject to withholding on dividend equivalents. It is also possible that withholding tax or other tax under Section 871(m) of the Code could apply to the securities under these rules if you enter, or have entered, into certain other transactions in respect of the underlying indices, index constituent stocks or the securities. If you enter, or have entered, into other transactions in respect of the underlying indices, index constituent stocks or the securities, you should consult your tax advisor regarding the application of Section 871(m) of the Code to your securities in the context of your other transactions.

Because of the uncertainty regarding the application of the 30% withholding tax on dividend equivalents to the securities, you are urged to consult your tax advisor regarding the potential application of Section 871(m) of the Code and the 30% withholding tax to an investment in the securities.

Foreign Account Tax Compliance Act. Legislation commonly referred to as the Foreign Account Tax Compliance Act (“FATCA”) generally imposes a withholding tax of 30% on payments to certain non-U.S. entities (including financial intermediaries) with respect to certain financial instruments, unless various U.S. information reporting and due diligence requirements have been satisfied. An intergovernmental agreement between the U.S. and the non-U.S. entity’s jurisdiction may modify these requirements. This legislation generally applies to certain financial instruments that are treated as paying U.S.-source interest or other U.S.-source “fixed or determinable annual or periodical” income (“FDAP income”). Withholding (if applicable) applies to payments of U.S.-source FDAP income but, pursuant to certain Treasury regulations and IRS guidance, does not apply to payments of gross

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proceeds on the disposition (including upon retirement) of financial instruments. As the treatment of the securities is unclear, it is possible that any contingent payment with respect to the securities could be subject to the FATCA rules. If withholding applies to the securities, we will not be required to pay any additional amounts with respect to amounts withheld. Both U.S. and non-U.S. holders should consult their tax advisors regarding the potential application of FATCA to the securities.

Proposed Legislation. In 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of securities similar to the securities purchased after the bill was enacted to accrue interest income over the term of such securities despite the fact that there will be no interest payments over the term of such securities.

Furthermore, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If it had been enacted, the effect of this legislation generally would have been to require instruments such as the securities to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.

It is not possible to predict whether any similar or identical bills will be enacted in the future, or whether any such bill would affect the tax treatment of your securities. You are urged to consult your tax advisor regarding the possible changes in law and their possible impact on the tax treatment of your securities.

Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the application of U.S. federal income tax laws to their particular situations, as well as any tax consequences of the purchase, beneficial ownership and disposition of the securities arising under the laws of any state, local, non-U.S. or other taxing jurisdiction (including those of the index constituent stock issuers).

Use of proceeds and hedging:

We will use the net proceeds we receive from the sale of the securities for the purposes we describe in the accompanying product supplement under “Use of Proceeds and Hedging.” We and/or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the securities as described below.

In connection with the sale of the securities, we and/or our affiliates may enter into hedging transactions involving the execution of long-term or short-term interest rate swaps, futures and option transactions or purchases and sales of securities before, on and after the pricing date of the securities. From time to time, we and/or our affiliates may enter into additional hedging transactions or unwind those we have entered into. In addition, we or one of our affiliates may enter into swap agreements or related hedging activities with the dealer or its affiliates.

We and/or our affiliates may acquire a long or short position in securities similar to the securities from time to time and may, in our or their sole discretion, hold or resell those securities.

The hedging activity discussed above may adversely affect the market value of the securities from time to time and payment on the securities, including any payment at maturity. See “Risk Factors — Risks Relating to Hedging Activities and Conflicts of Interest” herein for a discussion of these adverse effects.

Supplemental information regarding plan of distribution (conflicts of interest); secondary markets (if any):

Pursuant to the terms of a distribution agreement, UBS has agreed to sell to UBS Securities LLC, and UBS Securities LLC has agreed to purchase from UBS, the stated principal amount of the securities specified on the front cover of this document at the price to public less a fee of $0.325 per $10.00 stated principal amount of securities. UBS Securities LLC has agreed to resell all of the securities to Morgan Stanley Wealth Management with an underwriting discount of $0.325 reflecting a fixed sales commission of $0.275 and a fixed structuring fee of $0.05 per $10.00 stated principal amount of securities that Morgan Stanley Wealth Management sells. UBS or an affiliate will also pay a fee to LFT Securities, LLC, an entity in which an affiliate of Morgan Stanley Wealth Management and an affiliate of UBS Securities LLC each has an ownership interest, for providing certain electronic platform services with respect to this offering.

UBS, UBS Securities LLC or any other affiliate of UBS may use this document, the accompanying product supplement and the accompanying prospectus in a market-making transaction for any securities after their initial sale. In connection with the offering, UBS, UBS Securities LLC, any other affiliate of UBS or any other securities dealers may distribute this document, the accompanying product supplement and the accompanying prospectus electronically. Unless UBS or its agent informs the purchaser otherwise in the confirmation of sale, this document, the accompanying product supplement and the accompanying prospectus are being used in a market-making transaction.

Conflicts of Interest. UBS Securities LLC is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the securities and, thus creates an additional conflict of interest within the meaning of FINRA Rule 5121. UBS Securities LLC is not permitted to sell securities in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

UBS Securities LLC and its affiliates may offer to buy or sell the securities in the secondary market (if any) at prices greater than UBS’ internal valuation. The value of the securities at any time will vary based on many factors that cannot be predicted. However, the price (not including UBS Securities LLC’s or any affiliate’s customary bid-ask spreads) at which UBS Securities LLC or any affiliate would offer to buy or sell the securities immediately after the pricing date in the secondary market is expected to exceed the estimated initial value of the securities as determined by reference to our internal pricing models. The amount of the excess will decline to zero on a straight line basis over a period ending no later than 6 weeks after the pricing date, provided that UBS Securities LLC may shorten the period based on various factors, including the magnitude of purchases and other

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negotiated provisions with selling agents. Notwithstanding the foregoing, UBS Securities LLC and its affiliates are not required to make a market for the securities and may stop making a market at any time. For more information about secondary market offers and the estimated initial value of the securities, see “Risk Factors — Estimated Value Considerations” and “— Risks Relating to Liquidity and Secondary Market Price Considerations” of this document.

Prohibition of sales to EEA & UK retail investors:

The securities are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); (ii) a customer within the meaning of Directive 2002/92/EC, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC, as amended. Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “EU PRIIPs Regulation”) for offering or selling the securities or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the securities or otherwise making them available to any retail investor in the EEA may be unlawful under the EU PRIIPs Regulation.

The securities are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (the “UK”). For these purposes, a retail investor in the UK means a person who is one (or more) of: (i) a retail client as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018, subject to amendments made by the Markets in Financial Instruments (Amendment) (EU Exit) Regulations 2018 (SI 2018/1403), as may be amended or superseded from time to time (the “EUWA”); (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of UK domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of the Prospectus Regulation as it forms part of domestic law by virtue of the EUWA (“UK Prospectus Regulation”). Consequently, no key information document required by the PRIIPs Regulation as it forms part of UK domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the securities or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the securities or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.

Validity of the securities:

In the opinion of Fried, Frank, Harris, Shriver & Jacobson LLP, as special counsel to the issuer, when the securities offered by this pricing supplement have been executed and issued by the issuer and authenticated by the trustee pursuant to the indenture and delivered, paid for and sold as contemplated herein, the securities will be valid and binding obligations of the issuer, enforceable against the issuer in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, receivership or other laws relating to or affecting creditors’ rights generally, and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by Swiss law, Fried, Frank, Harris, Shriver & Jacobson LLP has assumed, without independent inquiry or investigation, the validity of the matters opined on by Homburger AG, Swiss legal counsel for the issuer, in its opinion dated March 8, 2022 filed on that date with the Securities and Exchange Commission as Exhibit 5.3 to the issuer’s registration statement on Form F-3 (the “Registration Statement”). In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and, with respect to the securities, authentication of the securities and the genuineness of signatures and certain factual matters, all as stated in the opinion of Fried, Frank, Harris, Shriver & Jacobson LLP dated March 8, 2022 filed with the Securities and Exchange Commission as Exhibit 5.4 to the Registration Statement.

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